SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    --------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )(1)

                           Hussman International, Inc.
                                    ---------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                                  ------------
                         (Title of Class of Securities)

                                    448110106
                                    ---------
                                 (CUSIP Number)

                               December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              |X| Rule 13d-1(b)

              |_| Rule 13d-1(c)

              |_| Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder on this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

CUSIP No. 448110106
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      David J. Greene and Company, LLC
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2     Check the Appropriate Box If a Member of a Group
                                     a. |_|
                                     b. |X|
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3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
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                  5     Sole Voting Power
  Number of
   Shares               152,125
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,469,936
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        152,125
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        2,668,300
                        --------------------------------------------------------

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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,820,425
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


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11    Percent of Class Represented By Amount in Row (9)

      5.53%
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12    Type of Reporting Person

      BD/IA/OO
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

CUSIP NO. 448110106                   13G                      Page 3 of 5 Pages
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David J. Greene and Company, LLC

      The filing of this statement shall not be construed as an admission that David J. Greene and Company, LLC is the beneficial owner of the securities covered by such statement.

Item 1(a). Name of Issuer:

Hussman International, Inc.
--------------------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

12999 St. Charles Rock Road
Bridgeton, Missouri   63044
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Item 2(a). Name of Person Filing:

David J. Greene and Company, LLC
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Item 2(b). Address of Principal Business Office, or, if None, Residence:

599 Lexington Avenue, New York, NY   10022
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Item 2(c). Citizenship:

New York
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Item 2(d).  Title of Class of Securities:

Common Stock, $.01 Par Value
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Item 2(e).  CUSIP NUMBER:

448110106
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Item 3.

      If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  |X|    Broker or dealer registered under Section 15 of the Act.

(b)  |_|    Bank as defined in Section 3(a)(6) of the Act.

(c)  |_|    Insurance Company as defined in Section 3(a)(19) of the Act.

(d)  |_|    Investment Company registered under Section 8 of the Investment
            Company Act.

(e)  |X|    Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940.

(f)  |_|    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or
            Endowment Fund; see 13d-1(b)(1)(ii)(F).

(g)  |_|    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see
            Item 7.

(h)  |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

CUSIP NO. 448110106                   13G                      Page 4 of 5 Pages
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David J. Greene and Company, LLC

Item 4. Ownership.

      (a)   Amount beneficially owned:

            2,820,425

      (b)   Percent of class:

            5.53%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  152,125

            (ii)  Shared power to vote or to direct the vote

                  1,469,936

            (iii) Sole power to dispose or to direct the disposition of

                  152,125

            (iv)  Shared power to dispose or to direct the disposition of

                  2,668,300

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

CUSIP NO. 448110106                   13G                      Page 5 of 5 Pages
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David J. Greene and Company, LLC

Item 10. Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                     February 8, 1999
                                          ------------------------------------
                                                          (Date)


                                                   /s/ E. Stephen Walsh
                                          ------------------------------------
                                                       (Signature)

                                                     E. Stephen Walsh
                                                   Principal and Chief
                                                  Administrative Officer
                                          ------------------------------------
                                                       (Name/Title)